Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2013 Results

Third quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 4.2%

•	Added 222 net new restaurants worldwide including 81 net new Dunkin' Donuts in the U.S.

•	Adjusted operating income increased 4.6%

•	Adjusted operating income margin of 47.9%

•	Diluted adjusted EPS increased 10.8% to $0.41

•	Company records $3.7 million in write-downs related to its investments in Dunkin' Donuts Spain joint venture
CANTON, Mass. (October 24, 2013) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the third quarter ended September 28, 2013.
"Both Dunkin’ Donuts and Baskin Robbins U.S. continue to have excellent momentum and delivered another quarter of strong comparable store sales and net new restaurant growth," said Nigel Travis, Chairman and Chief Executive Officer, Dunkin' Brands Group, Inc. “With 222 net new openings year-to-date, we now have 7,500 Dunkin’ Donuts restaurants in the U.S and the demand by existing and prospective franchisees to grow with us has never been stronger. We continue to believe that we can have 15,000 Dunkin’ Donuts restaurants in the U.S., including approximately an additional 3,000 east of the Mississippi and 5,000 in the western part of the country. Notably this quarter, we opened our first restaurants in Denver, Colorado, and sold additional store development agreements in Southern California bringing the total to 70 restaurants planned for the Southern California region. Additionally, just last week we announced that we have begun to sell store development agreements for the central part of the state, including the Fresno, Bakersfield, Sacramento, and Santa Barbara areas."
“We had another strong quarterly performance with nearly 9 percent revenue growth, nearly 48 percent adjusted operating income margin, and double-digit adjusted earnings per share growth,” said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc. "Based on our ongoing strong performance, we feel confident in our ability to deliver on our full-year comparable store sales and net development growth targets. Because of the impact of write-downs related to our prior investments in the Dunkin’ Donuts joint venture in Spain, we believe we will be at the low-end of our $1.50 to $1.53 diluted adjusted earnings per share target for 2013.”

THIRD QUARTER 2013 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
	September 28, 2013	September 29, 2012	$ / #	%
Franchisee reported sales	$2,436.7	2,302.4	134.3	5.8%
Systemwide sales growth	5.8%	4.7%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	4.2%	2.8%
BR U.S. comparable store sales growth	3.2%	1.1%
DD International comparable store sales growth (decline)	(1.4)%	2.1%
BR International comparable store sales growth	0.7%	3.0%
Development data:
Consolidated global net POD development	222	187	35	18.7%
DD global PODs at period end	10,795	10,283	512	5.0%
BR global PODs at period end	7,145	6,920	225	3.3%
Consolidated global PODs at period end	17,940	17,203	737	4.3%
Financial data:
Revenues	$186.3	171.7	14.6	8.5%
Operating income	82.2	70.3	11.9	16.9%
Operating income margin	44.1%	41.0%
Adjusted operating income[1]	$89.3	85.4	3.9	4.6%
Adjusted operating income margin[1]	47.9%	49.7%
Net income	$40.2	29.5	10.7	36.2%
Adjusted net income[1]	44.5	42.1	2.4	5.6%
Earnings per share:
Common–basic	0.38	0.26	0.12	46.2%
Common–diluted	0.37	0.26	0.11	42.3%
Diluted adjusted earnings per share[1]	0.41	0.37	0.04	10.8%
Weighted average number of common shares – diluted (in millions)	108.2	115.1	(6.9)	(6.0)%
(amounts and percentages may not recalculate due to rounding)

1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the third quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the third quarter was driven by increased average ticket and higher traffic resulting from our continued product and marketing innovation. This includes strong beverage growth, led by cold beverages and hot and iced espresso driven by the continuation of Iced Coffee flavors inspired by Baskin-Robbins Ice Cream as well as the introduction of Caramel and the return of Pumpkin across the beverage portfolio; continued breakfast sandwich momentum highlighted by the limited time offer Hot & Spicy Breakfast Sandwich and incremental gains in the Turkey Sausage Breakfast Sandwich; growth in donut sales led by the introduction of Lemonade, Key Lime and Pumpkin Pie flavors as well as bulk offers in select markets; and growth in afternoon products including the limited time offer Pretzel Roll Roast Beef Sandwich and incremental gains in Chicken and Tuna Salad Wraps and Chicken Sandwiches.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Cups, Cones and Beverages led by news around Flavors of the Month, OREO® n' Chocolate and OREO® Nutty Salted Caramel; increased sales of cakes; and take-home ice cream quarts.
In the third quarter, Dunkin' Brands franchisees and licensees opened 222 net new restaurants around the globe. This includes 81 net new Dunkin' Donuts U.S. locations, 73 net new Baskin-Robbins International locations, 67 net new Dunkin' Donuts International locations, and one net new Baskin-Robbins U.S. location. Additionally, Dunkin' Donuts U.S. franchisees remodeled 98 restaurants during the quarter.
Revenues for the third quarter increased 8.5 percent compared to the prior year primarily from increased royalty income due to the increase in systemwide sales, increased franchise fees due to favorable development mix and incremental franchise renewals, and increased sales of ice cream products.
Operating income for the third quarter increased $11.9 million, or 16.9 percent, from the prior year primarily as a result of the increases in royalty income and franchise fees, as well as the impact of the additional depreciation and costs incurred in the prior year related to the closure of our ice cream manufacturing plant in Canada. The increases were offset by $3.7 million in write-downs related to our investments in the Dunkin' Donuts Spain joint venture2. Adjusted operating income increased $3.9 million, or 4.6 percent, from the third quarter of 2012 as a result of the increases in royalty income and franchise fees, offset by the write-downs related to the Spain joint venture and incremental general and administrative costs.
Net income for the third quarter increased by $10.7 million, or 36.2 percent, compared to the prior year primarily as a result of the $11.9 million increase in operating income as well as the $4.0 million loss on debt extinguishment and refinancing transactions incurred in the third quarter of 2012, offset by a $4.5 million increase in income tax expense and a $0.9 million increase in interest expense. Adjusted net income increased by $2.4 million, or 5.6 percent, compared to the third quarter of 2012, as a result of the increase in adjusted operating income, offset by increases in interest expense and income tax expense.
Diluted adjusted earnings per share increased by 10.8 percent to $0.41 for the third quarter of 2013, as a result of the increase in adjusted net income, as well as a decline in shares outstanding due to the repurchase of 15 million shares in August 2012 and approximately 400,000 shares repurchased under previous authorizations during 2013.

2 See the attached consolidated statements of operations for further information regarding the $3.7 million in write-downs related to our investments in the Dunkin' Donuts Spain joint venture.

THIRD QUARTER 2013 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	September 28, 2013	September 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	4.2%	2.8%
Systemwide sales growth	8.6%	5.6%
Franchisee reported sales (in millions)	$1,719.5	1,583.3	136.2	8.6%

Revenues:
Royalty income	$92,838	85,328	7,510	8.8%
Franchise fees	9,592	7,913	1,679	21.2%
Rental income	24,455	23,720	735	3.1%
Sales at company-owned restaurants	6,250	5,913	337	5.7%
Other revenues	1,119	748	371	49.6%
Total revenues	$134,254	123,622	10,632	8.6%

Segment profit	$100,278	91,122	9,156	10.0%

Points of distribution	7,528	7,157	371	5.2%
Gross openings	107	108	(1)	(0.9)%
Net openings	81	78	3	3.8%

Dunkin' Donuts U.S. revenues of $134.3 million represented an increase of 8.6 percent year-over-year. The increase in revenue was primarily a result of increased royalty income, as well as increased franchise fees due to favorable development mix and incremental franchise renewals.

Dunkin' Donuts U.S. segment profit in the third quarter increased $9.2 million over the prior year to $100.3 million. This increase was driven primarily by revenue growth, partially offset by increased personnel costs related to continued investments in our Dunkin’ Donuts U.S. contiguous growth strategy.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	September 28, 2013	September 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(1.4)%	2.1%
Systemwide sales growth	1.4%	1.2%
Franchisee reported sales (in millions)	$165.8	163.4	2.4	1.4%

Revenues:
Royalty income	$3,342	3,224	118	3.7%
Franchise fees	770	379	391	103.2%
Rental income	37	69	(32)	(46.4)%
Other revenues	25	(1)	26	n/m
Total revenues	$4,174	3,671	503	13.7%

Segment profit (loss)	$(1,052)	2,402	(3,454)	n/m

Points of distribution	3,267	3,126	141	4.5%
Gross openings	128	71	57	80.3%
Net openings	67	36	31	86.1%

Dunkin' Donuts International systemwide sales increased 1.4 percent from the prior year period, driven by sales growth in Germany and the Middle East. On a constant currency basis, systemwide sales increased by approximately 2 percent.

Dunkin' Donuts International revenues of $4.2 million represented an increase of 13.7% year-over-year. The increase in revenue was primarily a result of increased franchise fees driven by additional gross development and increased royalty income.

Segment profit (loss) for Dunkin' Donuts International declined $3.5 million to a loss of $1.1 million, primarily due to $3.7 million in write-downs related to our investments in the Dunkin' Donuts Spain joint venture, offset by revenue growth.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 28, 2013	September 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	3.2%	1.1%
Systemwide sales growth (decline)	4.2%	(2.2)%
Franchisee reported sales (in millions)	$152.2	145.9	6.3	4.3%

Revenues:
Royalty income	$7,595	7,381	214	2.9%
Franchise fees	305	262	43	16.4%
Rental income	802	969	(167)	(17.2)%
Sales of ice cream products	986	908	78	8.6%
Other revenues	2,211	2,147	64	3.0%
Total revenues	$11,899	11,667	232	2.0%

Segment profit	$8,327	8,069	258	3.2%

Points of distribution	2,471	2,492	(21)	(0.8)%
Gross openings	20	11	9	81.8%
Net openings (closings)	1	(1)	2	n/m

Baskin-Robbins U.S. revenue increased 2.0 percent from the prior year period to $11.9 million due primarily to increased royalty income driven by a 4.2 percent increase in systemwide sales as a result of comparable store sales growth of 3.2 percent, offset by a decline in rental income due to a decline in the number of leased locations.

Segment profit for the Baskin-Robbins U.S. segment increased $0.3 million, or 3.2 percent, year-over-year primarily as a result of increased revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 28, 2013	September 29, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	0.7%	3.0%
Systemwide sales growth (decline)	(2.6)%	5.2%
Franchisee reported sales (in millions)	$399.2	409.8	(10.5)	(2.6)%

Revenues:
Royalty income	$2,552	2,925	(373)	(12.8)%
Franchise fees	492	435	57	13.1%
Rental income	124	143	(19)	(13.3)%
Sales of ice cream products	29,439	26,210	3,229	12.3%
Other revenues	152	(56)	208	n/m
Total revenues	$32,759	29,657	3,102	10.5%

Segment profit	$16,795	16,047	748	4.7%

Points of distribution	4,674	4,428	246	5.6%
Gross openings	107	121	(14)	(11.6)%
Net openings	73	74	(1)	(1.4)%

Baskin-Robbins International systemwide sales decreased 2.6 percent from the prior year period driven by an unfavorable impact of exchange rates on sales in Japan, offset by sales growth in South Korea and the Middle East. On a constant currency basis, systemwide sales increased by approximately 7 percent.

Baskin-Robbins International revenues increased 10.5 percent year-over-year to $32.8 million primarily from increased sales of ice cream products to the Middle East and an increase in distribution costs billed to customers, offset by a decline in sales of ice cream products to Australia due to timing of shipments.

Segment profit increased 4.7 percent year-over-year to $16.8 million, resulting from an increase in net margin on ice cream driven by the increase in sales to the Middle East and reduced cost of ice cream products primarily resulting from the shift in manufacturing to Dean Foods, offset by $0.5 million of additional costs associated with the Baskin-Robbins Australia sale transaction.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a fourth quarter cash dividend of $0.19 per share, payable on November 26, 2013 to shareholders of record as of the close of business on November 18, 2013.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or

(914) 495-8556, conference number 76546192. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.
With more than 17,900 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of third quarter 2013, Dunkin' Brands' nearly 100 percent franchised business model included nearly 10,800 Dunkin' Donuts restaurants and more than 7,100 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Revenues:
Franchise fees and royalty income	$117,486	107,847	334,045	309,819
Rental income	25,437	24,918	72,924	73,859
Sales of ice cream products	30,429	27,118	86,818	78,283
Sales at company-owned restaurants	6,250	5,913	18,261	16,706
Other revenues	6,715	5,923	18,615	17,811
Total revenues	186,317	171,719	530,663	496,478
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,445	12,965	39,041	38,797
Cost of ice cream products	20,899	19,211	61,187	56,000
Company-owned restaurant expenses	6,222	6,021	17,817	16,967
General and administrative expenses, net(a)	57,703	55,630	174,287	186,550
Depreciation	5,591	9,011	16,961	22,533
Amortization of other intangible assets	6,938	6,669	20,085	20,317
Long-lived asset impairment charges	92	564	447	950
Total operating costs and expenses	110,890	110,071	329,825	342,114
Net income of equity method investments:
Net income, excluding impairment	8,201	8,697	16,070	17,314
Impairment charge(b)	(873)	—	(873)	—
Total net income of equity method investments	7,328	8,697	15,197	17,314
Other operating income (expense)	(518)	—	6,466	—
Operating income	82,237	70,345	222,501	171,678
Other income (expense):
Interest income	105	126	310	383
Interest expense	(19,805)	(18,920)	(60,523)	(52,306)
Loss on debt extinguishment and refinancing transactions	—	(3,963)	(5,018)	(3,963)
Other gains (losses), net	12	(265)	(1,191)	(472)
Total other expense	(19,688)	(23,022)	(66,422)	(56,358)
Income before income taxes	62,549	47,323	156,079	115,320
Provision for income taxes	22,505	18,022	51,664	41,886
Net income including noncontrolling interests	40,044	29,301	104,415	73,434
Net loss attributable to noncontrolling interests	(177)	(225)	(416)	(539)
Net income attributable to Dunkin’ Brands	$40,221	29,526	104,831	73,973

Earnings per share—basic	$0.38	0.26	0.99	0.63
Earnings per share—diluted	0.37	0.26	0.97	0.62

(a) Includes $2.8 million of reserves on accounts and notes receivable from our Dunkin' Donuts Spain joint venture.
(b) Represents an impairment of the full carrying value of our investment in the Dunkin' Donuts Spain joint venture.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$209,800	252,618
Accounts, notes, and other receivables, net	55,961	53,056
Other current assets	109,480	114,106
Total current assets	375,241	419,780
Property and equipment, net	178,639	181,172
Equity method investments	171,025	174,823
Goodwill and other intangible assets, net	2,351,115	2,371,684
Other assets	73,938	70,054
Total assets	$3,149,958	3,217,513
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,000	26,680
Accounts payable	11,955	16,256
Other current liabilities	253,116	310,579
Total current liabilities	270,071	353,515
Long-term debt, net	1,823,226	1,823,278
Deferred income taxes, net	563,571	569,126
Other long-term liabilities	106,774	121,619
Total long-term liabilities	2,493,571	2,514,023
Redeemable noncontrolling interests	5,113	—
Total stockholders’ equity	381,203	349,975
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,149,958	3,217,513

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 28, 2013	September 29, 2012

Net cash provided by operating activities	$65,315	57,430
Cash flows from investing activities:
Additions to property and equipment	(20,930)	(13,379)
Proceeds from sale of joint venture	7,200	—
Other, net	755	(925)
Net cash used in investing activities	(12,975)	(14,304)
Cash flows from financing activities:
Proceeds from (repayment of) long-term debt, net	(19,157)	380,559
Payment of deferred financing and other debt-related costs	(6,157)	(5,773)
Dividends paid on common stock	(60,707)	(54,189)
Repurchases of common stock	(17,190)	(450,343)
Exercise of stock options	6,287	1,791
Other, net	1,906	3,397
Net cash used in financing activities	(95,018)	(124,558)
Effect of exchange rates on cash and cash equivalents	(140)	359
Decrease in cash and cash equivalents	(42,818)	(81,073)
Cash and cash equivalents, beginning of period	252,618	246,715
Cash and cash equivalents, end of period	$209,800	165,642

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Operating income	$82,237	70,345	222,501	171,678
Operating income margin	44.1%	41.0%	41.9%	34.6%
Adjustments:
Amortization of other intangible assets	6,938	6,669	20,085	20,317
Long-lived asset impairment charges	92	564	447	950
Third-party product volume guarantee	—	—	7,500	—
Secondary offering costs	—	2,579	—	4,774
Peterborough plant closure(a)	66	5,271	654	8,949
Bertico litigation(b)	—	—	—	20,680
Adjusted operating income	$89,333	85,428	251,187	227,348
Adjusted operating income margin	47.9%	49.7%	47.3%	45.8%

Net income attributable to Dunkin' Brands	$40,221	29,526	104,831	73,973
Adjustments:
Amortization of other intangible assets	6,938	6,669	20,085	20,317
Long-lived asset impairment charges	92	564	447	950
Third-party product volume guarantee	—	—	7,500	—
Secondary offering costs	—	2,579	—	4,774
Peterborough plant closure(a)	66	5,271	654	8,949
Loss on debt extinguishment and refinancing transactions	—	3,963	5,018	3,963
Bertico litigation(b)	—	—	—	20,680
Tax impact of adjustments, excluding Bertico litigation(c)	(2,838)	(7,618)	(13,481)	(15,581)
Tax impact of Bertico adjustment(d)	—	1,164	—	(4,959)
Income tax audit settlements(e)	—	—	(8,417)	—
State tax apportionment(f)	—	—	2,868	—
Adjusted net income	$44,479	42,118	119,505	113,066

Adjusted net income	$44,479	42,118	119,505	113,066
Less: Adjusted net income allocated to participating securities	—	(36)	—	(178)
Adjusted net income available to common shareholders	$44,479	42,082	119,505	112,888
Weighted average number of common shares – diluted	108,164,925	115,075,000	108,178,632	119,459,154
Diluted adjusted earnings per share	$0.41	0.37	1.10	0.94

(a) For the three and nine months ended September 28, 2013, the adjustment represents transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs. For the three and nine months ended September 29, 2012, the adjustment represents transition-related general and administrative costs, as well as accelerated depreciation and incremental costs of ice cream products.

(b) Represents the incremental legal reserve recorded related to the Quebec Superior Court’s ruling in the Bertico litigation, in which the Court found for the Plaintiffs and issued a judgment against Dunkin’ Brands in the amount of approximately $C16.4 million, plus costs and interest.

(c) Tax impact of adjustments, excluding the Bertico litigation, calculated at a 40% effective tax rate.
(d) Tax impact of Bertico litigation adjustment calculated as if the incremental reserve had not been recorded. The tax impact recorded in the second quarter of 2012 was a $3.9 million tax benefit representing the actual direct tax benefit expected to be realized, as well as a $2.2 million tax benefit recorded that fully reversed in the third and fourth quarters of 2012 based on interim tax provision requirements. The tax impact for the three months ended September 29, 2012 represents $1.2 million of the tax benefit that was expected to reverse.

(e) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(f) Primarily represents deferred tax expense recognized due to an increase in our overall state tax rate resulting from a shift in estimated apportionment of income within state jurisdictions.